SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2006
Carriage Services, Inc.
(Exact name of registrant as specified in is charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3040 Post Oak Boulevard, 3rd Floor
Houston, Texas 77056
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code:
(713) 332-8400
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On November 22, 2006, Carriage Cemetery Services, Inc., a wholly-owned subsidiary of Carriage Services, Inc. (together referred to as “Carriage”), entered into a Contingent Asset Sale Agreement (“Sale Agreement”) with SCI Funeral Services, Inc. (“FSI”) to acquire substantially all the assets and assume certain liabilities of the Conejo Mountain Funeral Home and Memorial Park in Camarillo, California (“Camarillo Operations”) in exchange for a cash payment at closing in the amount of $8.0 million. The acquisition is expected to close in the first quarter of 2007 and is subject to satisfaction of a number of closing conditions, including but not limited to completion of the pending merger between Service Corporation International (“SCI”) and Alderwoods Group, Inc. (“Alderwoods”) pursuant to an Agreement and Plan of Merger dated April 2, 2006. On November 22, 2006, SCI announced that it and Alderwoods had executed a consent decree which has been accepted for public comment by the Federal Trade Commission. The merger was consummated on November 28, 2006. The Camarillo Operations are currently owned by a subsidiary of Alderwoods (“Seller”), and following consummation of the SCI-Alderwoods merger, the Seller will become bound by the Sale Agreement.
Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     Among other terms contained in the Sale Agreement incorporated by reference from Item 1.01 is a provision requiring Carriage to pay Seller a “Break-Up Fee” in the amount of $800,000 if for any reason the closing has not occurred by March 15, 2007, subject to certain exceptions. These exceptions include but are not limited to: Seller’s material breach of any of its representations, warranties or obligations under the Sale Agreement (subject to certain cure rights); Seller not having obtained approval of its board of directors to the sale; the failure to obtain required regulatory approvals; and a material change in the schedule disclosures.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
     None.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.
Date: November 28, 2006	By:	/s/Terry E. Sanford
Terry E. Sanford
Senior Vice President, Chief Accounting Officer and Treasurer